Exhibit 1

NEWS RELEASE
LACLEDE GAS


                                     Contact:  Richard N. Hargraves
                                               (314) 342-0652
FOR IMMEDIATE RELEASE
October 26, 2000


    Laclede Gas Company (NYSE: LG) today released the accompanying, unaudited Statement of Consolidated Income for fiscal year 2000 - the twelve-month period ending September 30, 2000.

    Despite heating season temperatures in our service area that were the third warmest on record (5% warmer than last year and 16% warmer than normal), earnings for fiscal 2000 were essentially the same as last year. In fiscal 2000, Laclede Gas earned $25.9 million, compared with $26.0 million in fiscal 1999.

    The impact of lower sales resulting from the warm weather was offset by improved results from Laclede's Gas Supply Incentive Plan (GSIP) and our off-system sales (which are sales of natural gas beyond the boundaries of our traditional service area) and from the general rate increase that became effective December 27, 1999.

    Per-share earnings in fiscal 2000 were $1.37 (on average shares outstanding of 18,877,987), compared with per-share earnings of $1.43 in fiscal 1999 (on average shares outstanding of 18,138,261).

    Laclede's Annual Report to Shareholders for fiscal 2000 will be mailed to shareholders and employees in mid-December.

    Note: This new release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended June 30, 2000, filed with the Securities and Exchange Commission.




















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
                                UNAUDITED
STATEMENTS OF CONSOLIDATED INCOME

Laclede Gas Company
and Subsidiary Companies
(In Thousands Except Per Share Amounts)
                                    Three Months Ended   Twelve Months Ended
                                       September 30,         September 30,
                                      2000       1999       2000       1999
                                      ----       ----       ----       ----
Operating Revenues:
  Utility operating revenues        $ 70,364  $ 50,408   $531,152   $473,710
  Non-utility operating revenues      10,806     5,258     34,976     17,608
                                    ------------------   -------------------
  Total operating revenues            81,170    55,666    566,128    491,318
                                    ------------------   -------------------
Operating Expenses:
  Utility operating expenses
    Natural and propane gas           31,603    13,957    295,263    246,350
    Other operation expenses          21,014    18,823     87,063     83,762
    Maintenance                        4,697     4,902     18,644     19,583
    Depreciation and amortization      6,434     5,471     24,774     21,490
    Taxes, other than income taxes     7,517     6,324     42,799     41,669
                                    ------------------   -------------------
 Total utility operating expenses    71,265    49,477    468,543     412,854
  Non-utility operating expenses      10,566     5,144     34,269     17,245
                                    ------------------   -------------------
  Total operating expenses            81,831    54,621    502,812    430,099
                                    ------------------   -------------------
Operating Income                        (661)    1,045     63,316     61,219
Other Income and Income Deductions-
  Net                                    (98)   (2,939)*      762    (203)**
                                    ------------------   -------------------
Income Before Interest and
  Income Taxes                          (759)   (1,894)    64,078     61,016
                                    ------------------   -------------------
Interest Charges:
  Interest on long-term debt           3,811     3,784     15,164     13,966
  Other interest charges               2,479     1,209      8,844      6,627
                                    ------------------   -------------------
    Total interest charges             6,290     4,993     24,008     20,593
                                    ------------------   -------------------
Income (Loss) Before Income Taxes     (7,049)   (6,887)    40,070     40,423
Income Tax Expense (Benefit)          (3,657)   (2,909)    14,105     14,361
                                    ------------------   -------------------
Net Income (Loss)                     (3,392)   (3,978)    25,965     26,062
Dividends on Preferred Stock              23        24         93         97
                                    ------------------   -------------------
Earnings (Loss) Applicable to
  Common Stock                      $ (3,415)  $(4,002)  $ 25,872   $ 25,965
                                    ==================   ===================
Average Number of Common
  Shares Outstanding                  18,878    18,878     18,878     18,138
Earnings (Loss) Per Share Of
  Common Stock                         $(.18)    $(.21)     $1.37      $1.43

NOTE: Certain prior-period amounts have been reclassified to conform to current-year presentation.
* Includes a one-time pre-tax charge of $3.2 million.
**Includes a one-time pre-tax charge of $3.2 million and a one-time pre-tax gain of $1.9 million.